Exhibit 99-B.4.20

ING Life Insurance and Annuity Company

ENDORSEMENT

This Endorsement is part of the Contract to which it is attached. The provisions of this Endorsement supersede any conflicting provisions in the Contract or in any prior endorsements. The purpose of this Endorsement is to amend the
Contract to permit Roth after-tax contributions as described in Code Section 402A, if permitted under the 403(b) program for which this Contract is issued. Where used in this Endorsement, the term Contract shall mean Certificate when this
Endorsement is attached to a Certificate.

A Participant Roth Account is added to the Contract as follows:

Participant Roth Account - This account will be credited with Net Purchase Payments (or, if applicable, Net
Deposits, Net Contributions or Contributions) that represent participant Roth after-tax salary reduction amounts pursuant to Code Section 402A, if any, and the portion of any transfer or rollover attributable to such amounts. The description of Individual Account, if it appears in the Contract to which this Endorsement is attached, is amended to include the Participant Roth Account as described in this paragraph.

Maintenance Fee (also referred to as a charge assessed on each anniversary of the Individual Account effective date):

We may deduct all or a portion of the Maintenance Fee applicable to the Contract, if any, from the Participant
Roth Account.

Withdrawal Charges (Surrender Fees): For purposes of the following provision, the term "'withdrawal charge"' refers to
"'withdrawal charge"' or "'surrender fee"' as those terms are used in the Contract:

Except as provided below, any withdrawal charge specified in the Contract that is applicable to a withdrawal of amounts attributable to a lump sum payment or an installment payment will apply in the same manner to a withdrawal of amounts attributable to the same type of payment made to a Participant Roth Account.

In the case of a withdrawal charge for a participant installment account that is based on the number of
Purchase Payment Cycles or Deposit Cycles (Cycles) completed, the number of Cycles completed for the
Participant Roth Account will be determined independently from the number of Cycles completed for any other participant installment account of the participant, with the following exception. At the time we first establish a Participant Roth Account or any other participant installment account for a participant, we will credit the new participant installment account with the same number of Purchase Payments or Deposits as were made, if any, to the existing participant installment account with the greatest number of Purchase
Payments or Deposits. After the new participant installment account is established under this paragraph, the number of additional Cycles credited from that point forward to a participant installment account will be based solely on the number of subsequent Purchase Payments or Deposits, if any, made to that particular participant installment account. This could result in a different number of Cycles completed for each participant installment account.

Withdrawals or Surrenders:

A partial or full withdrawal/surrender from a Participant Roth Account will be excluded from income if it is a qualified distribution which means:

1.	the withdrawal or surrender occurs after the 5-taxable year period measured from the earlier of:

	(a)	the first taxable year the participant made a designated Roth contribution to any designated Roth account established for the participant under the same applicable retirement plan as defined in Code Section 402A, or

	(b)	if a rollover contribution was made from a designated Roth account previously established for the participant under another applicable retirement plan, the first taxable year for which the participant made a designated Roth contribution to such previously established account; and

2.	the withdrawal or surrender occurs due to a death benefit distribution to a beneficiary, disability as defined by the Code, or after attainment of age 59 1/2.

E-R403B-05

The statement below is added to Contribution Limits, as endorsed:

Pre-tax salary reduction contributions and Roth after-tax salary reduction contributions are aggregated for purposes of applying the applicable dollar amount permitted under Code Sections 402(g)(1) and 415.

The description of Loans is amended as follows:

A loan is not available from the Participant Roth Account. The Participant Roth Account is excluded from the calculation of the amount available for loan. The amount available for a full or partial withdrawal from a
Participant Roth Account will not be reduced by any outstanding loan balance. In the event of a loan default, no amount of the outstanding loan balance will be deducted from the Participant Roth Account.

The effective date of this Endorsement is the latest of January 1, 2006, the date the Endorsement is approved, or on the effective date of the Contract.

/s/ Brian D. Comer
President
ING Life Insurance and Annuity Company

E-R403B-05